UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2009

Health Discovery Corporation
 (Exact name of registrant as specified in its charter)

Georgia	333-62216	74--3002154
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601 Savannah, Georgia	31401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 443-1987

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On December 30, 2005, Health Discovery Corporation (the “Company”) amended its insider trading policy to permit stock trading plans under SEC Rule 10b5-1.  The rule permits officers, directors and employees to adopt written plans at a time when they are not in possession of material nonpublic information and to sell shares according to the plan on a regular basis (for example, weekly or monthly), regardless of any subsequent nonpublic information they receive or the price of the stock at the time of the sale.

According to SEC Rule 144, affiliates may sell during every three-month period a total number of shares not exceeding the greater of 1% of the company’s outstanding shares or the average weekly trading volume during the four full calendar weeks preceding the sale.

On December 30, 2009, Dr. Stephen Barnhill, the Chairman and CEO of the Company, adopted a stock trading plan designed to comply with SEC Rule 10b5-1.  Dr. Barnhill adopted the plan to avoid being prohibited from selling any shares for long periods of time due to the possession of material, nonpublic information during the traditional trading “windows,” to minimize the market effect of such sales by spreading them over a more extended period than the traditional trading “window,” and to gradually diversify his financial holdings as part of a standard and prudent financial planning process for the benefit of his family.  Dr. Barnhill adopted a similar plan under Rule 10b5-1 in 2005.

Under the plan, Dr. Barnhill has elected to sell up to 975,000 shares per quarter of the Company’s common stock through December 31, 2010, which is substantially less than the approximately 1,922,000 shares per quarter he would be permitted to sell in compliance with Rule 144, based on the Company’s 192,212,845 common shares outstanding as of December 30, 2009.  The number of shares included in the 10b5-1 plan represents a fraction of the total shares and options beneficially owned and/or controlled by Dr. Barnhill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: December 31, 2009	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

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